Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”), dated as of March 13, 2023, is entered into by and among Mobiv Pte. Ltd., a Singapore private company limited by shares, with company registration number 202143673D (the “Sponsor”), and SRIVARU Holding Limited, a Cayman Islands exempted company (the “Company”).

Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the BCA (as defined below).

RECITALS

WHEREAS, concurrently herewith, Mobiv Acquisition Corp, a Delaware corporation (“SPAC”), the Company, and Pegasus Merger Sub Inc., a Delaware corporation and a newly formed, wholly owned, direct subsidiary of the Company (“Merger Sub”), are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “BCA”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into SPAC (the “Merger”), with SPAC surviving the Merger as a wholly owned Subsidiary of the Company;

WHEREAS, the Sponsor is currently the record owner of 2,501,250 Founder Shares, and 543,300 SPAC Private Units (consisting of (a) 543,300 SPAC Private Shares and (b) 543,300 SPAC Private Warrants) (all such Founder Shares and SPAC Private Units, together with any additional SPAC Public Shares, SPAC Private Shares, SPAC Public Units, SPAC Private Units, Founder Shares, SPAC Private Warrants and SPAC Public Warrants (or any securities convertible into or exercisable or exchangeable for any of the foregoing or any Company Shares) in which the Sponsor acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange, conversion or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”); and

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the BCA, the Company and the Sponsor are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Sponsor and the Company agree as follows:

AGREEMENT

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 20, the Sponsor, solely in its capacity as a shareholder of SPAC, irrevocably and unconditionally agrees that, at the SPAC Stockholders Meeting, at any other meeting of the shareholders of SPAC (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of the shareholders of SPAC, the Sponsor shall, and shall cause any other holder of record of any of the Covered Shares to:

(a) when such meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Sponsor) in favor of each Transaction Proposal and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the BCA; and

(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Shares against any SPAC Acquisition Proposal and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the BCA or result in a breach of any covenant, representation or warranty or other obligation or agreement of SPAC under the BCA or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement.

The obligations of the Sponsor specified in this Section 1 shall apply whether or not the Merger, any of the other transactions contemplated under the BCA or any action described above is recommended by SPAC Board or SPAC Board previously recommended the Merger, any such transaction or any such action but changed such recommendation.

2. No Inconsistent Agreements. The Sponsor hereby covenants and agrees that it shall not, at any time prior to the Termination Date, (i) enter into any agreement or voting trust with respect to any of the Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, or (iii) enter into any agreement, arrangement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to the Company as follows:

(a) The Sponsor is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, its Covered Shares, free and clear of Liens other than as created by this Agreement or the governing documents of SPAC (including, for the purposes hereof, any agreement between or among shareholders of SPAC). As of the date hereof, other than the Covered Shares, the Sponsor does not own beneficially or of record any Equity Security of SPAC (or any securities convertible into Equity Securities of SPAC) or any interest therein.

(b) The Sponsor (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this

Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement and (iv) has not entered into any agreement, arrangement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c) The Sponsor (i) is a private company limited by shares, duly organized, validly existing and in good standing under the Laws of Singapore, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Sponsor from, or to be given by the Sponsor to, or be made by the Sponsor with, any Governmental Entity in connection with the execution, delivery and performance by the Sponsor of this Agreement, the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the BCA.

(e) The execution, delivery and performance of this Agreement by the Sponsor does not, and the consummation of the transactions contemplated hereby or by the BCA will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation, the constitution or similar Governing Documents of the Sponsor, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Sponsor pursuant to any Contract binding upon the Sponsor or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby) compliance with the matters referred to in Section 3(d), under any applicable Law to which the Sponsor is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Sponsor, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or delay or impair the Sponsor’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby or by the BCA.

(f) As of the date of this Agreement, there is no action, proceeding or investigation pending against the Sponsor or, to the knowledge of the Sponsor , threatened against the Sponsor that questions the beneficial or record ownership of any of the Covered Shares, the validity of this Agreement or the performance by the Sponsor of its obligations under this Agreement.

(g) Neither the Sponsor nor any of its Affiliates has ever been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

(h) Neither the Sponsor nor any Affiliate of the Sponsor, nor any director, manager or officer of the Sponsor or SPAC, shall receive (or be entitled to receive) from SPAC or the Company any finder’s fee, reimbursement, consulting fee, monies or consideration in the form of equity in respect of any repayment of a loan or other compensation prior to, or in connection with, any services rendered in order to effectuate the consummation of SPAC’s initial Business Combination (regardless of the type of transaction that it is, but including, for the avoidance of doubt, the Merger).

(i) The Sponsor understands and acknowledges that the Company is entering into the BCA in reliance upon the Sponsor’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Sponsor contained herein.

4. Certain Covenants of the Sponsor. The Sponsor hereby covenants and agrees as follows:

(a) Support of the Merger. Prior to the Termination Date, the Sponsor shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to consummate the Merger and the other transactions contemplated by the BCA on the terms and subject to the conditions set forth therein and shall not take any action that would reasonably be expected to delay or prevent the satisfaction of any of the conditions to the Merger and the other transactions contemplated by the BCA set forth in Article VI of the BCA.

(b) Waiver of Anti-Dilution Protections. The Sponsor hereby irrevocably and unconditionally (but subject to the consummation of the Merger) agrees (i) the Founder Shares held by the Sponsor shall convert into SPAC Public Shares on a one-for-one basis in accordance with the Governing Documents of SPAC (the “SPAC Governing Documents”) (as adjusted to account for any subdivision (by share split, subdivision, exchange, share dividend, reclassification, recapitalization or otherwise) or combination (by reverse share split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding SPAC Public Shares), and (ii) not to assert or perfect any and all rights to adjustment or other anti-dilution protections the Sponsor has or will have under the SPAC Governing Documents. The Sponsor further agrees not to redeem any Covered Shares (including any SPAC Public Shares received upon the conversion of the Founder Shares) and not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, the Company, any affiliate or designee of the Sponsor acting in his or her capacity as director or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the BCA or the consummation of the transactions contemplated hereby and thereby. This Section 4(b) shall constitute written consent waiving, forfeiting and surrendering any anti-dilution protection pursuant to the SPAC Governing Documents and such waiver, forfeiture and surrender granted hereunder shall only terminate upon the termination of this Agreement. Notwithstanding anything to the contrary contained herein, the Sponsor does not waive, or agrees to refrain from asserting or perfecting any rights in the event the BCA is terminated. If the BCA is terminated, this Section 4(b) shall be deemed null and void ab initio.

(c) Pre-Closing Actions. Without prejudice to any other obligation, warranty, representation or covenant set forth in this Agreement, the Sponsor hereby agrees not to, prior to the Termination Date, directly or indirectly, take any action that would make any representation or warranty of the Sponsor contained herein untrue or incorrect or have the effect of preventing or disabling the Sponsor from performing its obligations under this Agreement.

(d) SPAC Copy. The Sponsor hereby authorizes SPAC to maintain a copy of this Agreement at either the executive office or the registered office of SPAC.

(e) Sponsor’s Option to Extend the Period to Consummate a Business Combination. To the extent the Registration Statement / Proxy Statement is not declared effective by the SEC prior to the nine month anniversary of the closing of SPAC’s initial public offering, the Sponsor shall timely exercise one or more of its monthly extension options, as necessary, pursuant to the Amended and Restated Certificate of Incorporation of SPAC filed with the Secretary of State of the State of Delaware on August 3, 2022 (as such is amended, restated or otherwise modified from time to time, the “SPAC Certificate of Incorporation”), to extend the period for SPAC to consummate a Business Combination until the earlier of (i) the Closing, (iii) the termination of the BCA in accordance with its terms, or (iii) the end of such extension period under the SPAC Certificate of Incorporation. In connection with such exercise, Sponsor shall timely make deposit into the trust account the amount required for each extension in accordance with the SPAC Certificate of Incorporation. At the Closing, the Sponsor or its Affiliates will convert the unpaid balance under any Deadline Extension Loans extended by Sponsor or its Affiliates to SPAC prior to the Closing (collectively, the “Sponsor Loans”) into that number of SPAC Private Shares equal to: (x) the unpaid balance of the Sponsor Loans, divided by (y) Ten Dollars ($10.00), rounded up to the nearest whole number of shares, which SPAC Private Shares shall then convert into the Per Share Consideration pursuant to the BCA. For the purpose of this Agreement, “Deadline Extension Loans” means any loans provided by Sponsor or its Affiliates to SPAC for the purpose of extending the date by which SPAC must consummate a business combination pursuant to the terms and conditions set forth in the Amended and Restated Certificate of Incorporation of SPAC filed with the Secretary of State of the State of Delaware on August 3, 2022.

(f) Expenses. The Sponsor represents and covenants that the Company and its Affiliates (including the Surviving Company) are not responsible for any expenses and losses arising from the letter agreement set forth in Schedule A hereto and will indemnify and hold harmless the Company and its Affiliates (including the Surviving Company), without the necessity of any of them being first out of pocket, from and against any and all expenses and losses (including reasonable attorneys fees) arising out of, or in connection with. the same. The representations and covenants in this Section 4(f) shall survive for the applicable statute of limitation.

5. Further Assurances. From time to time, at the Company’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. The Sponsor further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against SPAC, SPAC’s Affiliates, the Company or the Company’s Affiliates or any of their respective successors and assigns challenging the transactions contemplated by this Agreement or the BCA.

6. Disclosure. The Sponsor hereby authorizes the Company and SPAC to publish and disclose in any announcement or disclosure required by the SEC the Sponsor’s identity and ownership of the Covered Shares and the nature of the Sponsor’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and SPAC has provided the Sponsor with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and SPAC will consider in good faith.

7. Changes in SPAC Shares. In the event of a share split, share dividend or distribution, or any change in the SPAC Public Shares, SPAC Private Shares, SPAC Public Units, SPAC Private Units, SPAC Public Warrants or SPAC Private Warrants by reason of any split-up, reverse share split, recapitalization, combination, reclassification, exchange of shares or the like, equitable adjustment shall be made to the provisions of this Agreement (including with respect to the nature and number of equity interests covered by the term “Covered Shares”) as may be required so that the intended rights, privileges, duties and obligations hereunder shall be given full effect.

8. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sponsor and the Company.

9. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as FedEx, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 11):

if to the Company, to it at:

SRIVARU Holding Limited

2nd Floor, Regatta Office Park

West Bay Road, PO Box 10655

Grand Cayman KY1-1006

Attention:     Mohanraj Ramasamy

Email: ir@srivarumotors.com

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, NY 10019

Attention:     Rajiv Khanna

E-mail: rajiv.khanna@nortonrosefulbright.com

if to the Sponsor, to it at:

Mobiv Pte. Ltd.

850 Library Avenue, Suite 204

Newark, DE 19711

Attention: Peter Bilitsch

Email: peter.bilitsch@mobiv.ac

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

800 Capitol St., Suite 2400

Houston, TX 77002-2925

Attn: Michael J. Blankenship; Louis B. Savage

E-mail: mblankenship@winston.com; LSavage@winston.com

11. No Ownership Interest. Until the Closing, nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any of the Covered Shares. Until the Closing, all rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Sponsor, subject to the terms of this Agreement.

12. Entire Agreement. This Agreement and the BCA constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

13. No Third-Party Beneficiaries. The Sponsor hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided, that SPAC shall be an express third party beneficiary with respect to Section 3 and Section 4 hereof.

14. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to conflicts of laws principles or rules except Section 5-1401 and Section 5-1402 of the New York General Obligations Law.

(b) Any unresolved controversy or claim arising out of or relating to this Agreement, except as otherwise provided in this Agreement, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in de-SPAC merger transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in New York City, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (i) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (ii) depositions of all party witnesses, and (iii) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the New York State Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The language of the arbitration shall be English.

(c) EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTARITLY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

16. Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party to this Agreement agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Sponsor’s obligation to vote its Covered Shares as provided in this Agreement, in the Applicable Courts, without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

17. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

18. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

19. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

20. Termination. This Agreement shall terminate upon the earliest of (i) the completion of the performance of all covenants set forth herein, (ii) the termination of the BCA in accordance with its terms, and (iii) the time this Agreement is terminated upon the mutual written agreement of the Company and the Sponsor (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Section 4(f) and Sections 9 through 19 shall survive the termination of this Agreement; provided further, that no party hereto shall be relieved from any liability to the other party hereto resulting from a breach of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

SRIVARU HOLDING LIMITED

By:	/s/ Mohanraj Ramasamy
Name:Mohanraj Ramasamy
Title:Director

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

MOBIV PTE. LTD.

By:	/s/ Peter Bilitsch
Name:Peter Bilitsch
Title: Founder and Director

[Signature Page to Sponsor Support Agreement]